Exhibit 3.1

Doc 4 3.1 BCS/CD.500 (Rev. 12/05) MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES Date Received (FOR BUREAU USE ONLY) This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document. Name Joseph B. Hemker, Esq., Howard & Howard Attorneys, P.C. Address 151 S. Rose Street, Suite 800 City State ZIP Code Kalamazoo MI 49007 Effective Date: Document will be returned to the name and address you enter above. If left blank document will be mailed to the registered office. ARTICLES OF INCORPORATION For use by Domestic Profit Corporations (Please read information and instructions on the last page) Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles: ARTICLE I The name of the corporation is: FD Financial Holdings, Inc. ARTICLE II, The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan, including, but not limited to acquiring, owning, managing, and controlling banks, bank affiliates, bank holding companies, financial holding companies, and voting securities thereof; or all, or substantially all, of the assets of any of the foregoing entities or other business entities which bank holding companies or financial holding companies may now or hereafter be permitted by law to own, manage or control. ARTICLE III The total authorized shares: 1. Common Shares 60,000, no par value Preferred Shares None 2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows: Each share shall have the same relative rights, preferences, and limitations. ARTICLE IV 1. The address of the registered office is: 151 S. Rose Street, Suite 800, Kalamazoo , Michigan 49007 (Street Address) (City) (ZIP Code) 2. The mailing address of the registered office, if different than above: N/A , Michigan (Street Address or P.O. Box) (City) (ZIP Code) 3. The name of the resident agent at the registered office is: Joseph B. Hemker

BCS/CD-500 (Rev. 12/05) ARTICLE V The name(s) and address(es) of the incorporator(s) is(are) as follows: Name Residence or Business Address Joseph B. Hemker, Howard & Howard Attorneys, P.O. 151 S. Rose St., Suite 800, Kalamazoo, MI 49007 ARTICLE VI (Optional, Delete if not applicable) ARTICLE VII (Optional, Delete if not applicable)

The space below for additional Articles or for continuation of previous Articles. Please identify any Article being continued or added. Attach additional pages if needed.

ARTICLE VI

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except for liability for any of the following:

a.              The amount of a financial benefit, received by a director to which such director is not entitled;

b.              Intentional infliction of harm on the Corporation or its shareholders;

c.               A violation of Section 551 of the Michigan Business Corporation Act; and

d.              An intentional criminal act.

If the Michigan Business Corporation Act is hereafter amended to further eliminate or limit the liability of a director, then a director of the Corporation (in addition to the circumstances in which a director is not personally liable as set forth in the preceding paragraph) shall not be liable to the Corporation or its shareholders to the fullest extent permitted by the Michigan Business Corporation Act, as so amended. Any repeal or modification of this Section 1 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

I, (We), the incorporator(s) sign my (our) name(s) this 17th day of July, 2006.

/s/ Joseph B. Hemker
Joseph B. Hemker

BCS/CD-515 (Rev. 12/05) MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES Date Received (FOR BUREAU USE ONLY)   This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document. Name Joseph B. Hemker, Esq., Howard & Howard Attorneys, P.C. Address 151 S. Rose Street, Suite 800 City State ZIP code Kalamazoo MI 49007 EFFECTIVE DATE: Document will be returned to the name and address you enter above. If left blank document will be mailed to the registered office. CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION For use by Domestic Profit and Nonprofit Corporations (Please read information and instructions on the last page) Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigend corporation executes the following Certificate: 1. The present name of the corporation is: FD Financial Holdings, Inc. 2. The identification number assigned by the Bureau is: 41500A  3. Article III of the Articles of Incorporation is hereby amended to read as follows: The total authorized shares: 1. Common Shares: 150,000 no par value Preferred Shares: None 2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows: Each share shall have the same relative rights, preferences, and limitations.

BCS/CD-515 (Rev. 12/05) COMPLETE ONLY ONE OF THE FOLLOWING: 4. (For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.) The foregoing amendment to the Articles of incorporation was duly adopted on the 16th day of November , 2006 , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees. Signed this 16th day of November , 2006 [ILLEGIBLE] (signature) (Signature) Joseph B. Hemker (Type or Print Name) (Type or Print Name) (signature) (Signature) (Type or Print Name) (Type or Print Name)  5. (For profit and nonprofit corporations whose Articles state the corporation is organized on a stock or on a membership basis.) The foregoing amendment to the Articles of Incorporation was duly adopted on the day of , , by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation (check one of the following) at a meeting the necessary votes were cast in favor of the amendment. by written consent of the shareholders or members having not less than the minimum number of votes required by statute in accordance with Section 407(1) and (2) of the Act if a nonprofit corporation, or Section 407(1) of the Act if a profit corporation. Written notice to shareholders or members who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders or members is permitted only if such provision appears in the Articles of Incorporation.) by written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation. by consents given by electronic transmission in accordance with Section 407(3) if a profit corporation. by the board of a profit corporation pursuant to section 611(2). Profit Corporations and Professional Service Corporations Nonprofit Corporations Signed this day of ,  Signed this day of , By  By (Signature of an authorized officer or agent)  (Signature President, Vice-President, Chariperson or Vice-Chairperson)  (Type or Print Name) (Type or Print Name)

MAR-09-2007 09:40 HOWARD HOWARD ATTORNEYS 269 382 9702 P.03

BCS/CD-515 (Rev. 12/05)

MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH
BUREAU OF COMMERCIAL SERVICES

Date Received	(FOR BUREAU USE ONLY)
	This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name		
Joseph B. Hemker, Esq., Howard & Howard Attorneys, P.C.		
Address		
151 S. Rose Street, Suite 800		
City	State	ZIP Code
Kalamazoo	MI	49007

EFFECTIVE DATE:

Document will be returned to the name and address you enter above. If left blank document will be mailed to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations
(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1. The present name of the corporation is: FD Financial Holdings, Inc.

2. The identification number assigned by the Bureau is: 41500A

3. Article I of the Articles of Incorporation is hereby amended to read as follows:

The name of the Corporation is Level One Bancorp, Inc.

4. Article III of the Articles of Incorporation is hereby amended to read as follows:

The total authorized shares:

1. Common Shares: 5,000,000 no par value
   Preferred Shares: None

2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

   Each share shall have the same relative rights, preferences, and limitations.

03/09/2007 9:27AM

MAR-09-200709:41 HOWARD HOWARD ATTORNEYS 269 382 9702 P.04 COMPLETE ONLY ONE OF THE FOLLOWING·. I required by statutin acoordance with Section 407(1) and (2) of the Act if a nonprofit corporation, or 1\Aba -, 03/09/2007 9:27AM 4. (For amendments adapted by unanimous consent of incorporators before the ftrst meeting of the board of directors or trustees.) The foregoing amendment to the Articles of Incorporation was duly adopted on the day of • , in accordance with the. provisions of the Act by the unanimous consent of the inoorporator(s) before the first meeting of the Board of Directors or Trustees. Signed this day of • (Signature) (SignabJI'e) (Type or nt Name) (Type or Print Name) (Signature) (Sign< Wre) (Type Ot Print Notm$)(Type or Print Nam&) 5. (For profit and nonprofit corporations whose Articles stde U. corporation is organized on a stock or on a membership basis.) The foregoing amendment to the Articles of Incorporation was duly adopted on the 21st day of February 2007 ,by the shareholders if a profit corporation,or by the $hareholders or members if a nonprofit corporation (check one of the following) D at a meeting the necessary votes were oast in favor of the amendment. 0 by written consent of the shareholders or members having not less than the minimum number of votes Section 407(1) of the Act if a profit corporation. Written notice to shareholders or members whO have not consented in writing has been given. (Note: Written consent by less than all of the shareholders or members is permitted only if such provision appears in the Articles of Incorporation.) [ZJ by written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of . the A¢t if a nonprofit corporation.or Section 407(2} of the Act if a profit corporation. 0 by consents given by electronic transmission in aeoordanoe with Sac:tion 407(3) if a profit corporation_ 0 by the board of a profit oorporation pursuant to section 611(2)-Nonprofit Corporations Signed this day of ay ' (Signa!ure President. VICB-PresfdAnl, CMriPQ!$011 01' Viee-Cha(l'per.ron) !IYPG or Pilm Name) Profit Corporations and Profe$sional Service Corporations Signed this day ofMarch 2007 ' By 11 ype or Pnnt Name) .. (::>91avn an SUIIIOnzsa omcer or Patrick J. Fehring, PreSide genii (\t

BCS/CD-515 (Rev. 08/10) MICHIGAN DEPARTMENT OF ENERGY, LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES Date Received This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document  Name Joseph B. Hemker, Esq., Howard & Howard Attorneys, P.C. Address 151 S. Rose Street, Suite 800 City State ZIP Code Kalamazoo MI 49007 EFFECTIVE DATE: Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office. CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION For use by Domestic Profit and Nonprofit Corporations (Please read Information and instructions on the last page) Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate: 1. The present name of the corporation is: Level One Bancorp, Inc.  2. The Identification number assigned by the Bureau is: 41500A  3. Article III of the Articles of incorporation is hereby amended to read as follows: The total authorized shares: 1. Common Shares: 20,000,000 no par value Preferred Shares: None 2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows: Each share shall have the same relative rights, preferences and limitations

COMPLETE ONLY ONE OF THE FOLLOWING: 4. Profit or Nonprofit Corporations: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees. The foregoing amendment to the Articles of Incorporation was duly adopted on the day of , , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees. Signed this day of ,  (Signature) (Signature) (Type or Print Name) (Type or Print Name) (Signature) (Signature) (Type or Print Name) (Type or Print Name) 5. Profit Corporation Only: Shareholder or Board Approval The foregoing amendment to the Articles of Incorporation proposed by the board was was duly adopted on the 30th day of November , 2010 , by the: (check one of the following) shareholders at a meeting in accordance with Section 811(3) of the Act.  written consent of the shareholders having not leas than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of incorporation.) written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act. board of a profit corporation pursuant to section 611(2) of the Act. Profit Corporations and Professional Service Corporations Signed this 1st day of December , 2010 By [ILLEGIBLE] (Signature of an authorized officer or agent) Patrick J. Fehring, President (Type or Print Name)

BCS/CD-515 (Rev.08/10) MICHIGAN DEPARTMENT OF ENERGY, LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES Date Received  This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document. Name Joseph B. Hemker, Esq., Howard & Howard Attorneys, P.C. Address 200 South Michigan Avenue, Suite 1100 City State ZIP Code Chicago Illinois 60604 EFFECTIVE DATE: Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office. CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION For use by Domestic Profit and Nonprofit Corporations (Please read information and Instructions on the last page) Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following. Certificate: 1. The present name of the corporation is: Level One Bancorp, Inc.  2. The identification number assigned by the Bureau is: 41500A 3. Article III of the Articles of Incorporation is hereby amended to read as follows: See Exhibit A attached hereto

COMPLETE ONLY ONE OF THE FOLLOWING: 4. Profit or Nonprofit Corporations: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees. The foregoing amendment to the Articles of Incorporation was duly adopted on the day of , , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees. Signed this day of ,  (Signature) (Signature) (Type or Print Name) (Type or Print Name) (Signature) (Signature) (Type or Print Name) (Type or Print Name)  5. Profit Corporation Only: Shareholder or Board Approval The foregoing amendment to the Articles of Incorporation proposed by the board was was duly adopted on the 20th day of April , 2011 , by the: (check one of the following) shareholders at a meeting in accordance with Section 611(3) of the Act. written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.) written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act. board of a profit corporation pursuant to section 611(2) of the Act. Profit Corporations and Professional Service Corporations Signed this 20th day of April , 2011 By [ILLEGIBLE] (Signature of an authorized officer or agent) Patrick J. Fehring, President (Type or Print Name)

Exhibit A

LEVEL ONE BANCORP, INC,

AMENDMENT TO ARTICLES OF INCORPORATION

ARTICLE III

The total number of shares of all classes of the capital stock which the Corporation has authority to issue is 20,050,000, which shall be divided into a class of 20,000,000 shares of common stock, no par value per share, and a class of 50,000 shares of preferred stock, no par value per share.

Common Stock

Each share of Common Stock shall have the same relative rights, preferences, and limitations.

Preferred Stock

Subject to the limitations and restrictions set forth in this Article III, the board of directors is authorized and empowered at any time, and from time to time, to designate and issue any authorized and unissued preferred stock (whether or not previously designated as shares of a particular series, and including preferred stock of any series issued and thereafter acquired by the Corporation) as shares of one or more series, hereby or hereafter to be designated. Each different series of preferred stock may vary as to dividend rate, redemption price, liquidation price, voting rights and conversion rights, if any, all of which shall be fixed as hereinafter provided. Each series of preferred stock issued hereunder shall be so designated as to distinguish the shares thereof from the shares of the other series and classes. All preferred stock of any one series shall be alike in every particular.

The rights, qualifications, limitations or restrictions or each series of preferred stock shall be as stated and expressed in the resolution or resolutions adopted by the board of directors which provides for the issuance of such series, which resolutions may include, but shall not be limited to, the following:

(i)                                     The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

(ii)                                  The rate of the dividends thereon and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and if cumulative, the date or dates from which dividends shall accumulate;

(iii)                               The amount per share, if any, which the holders of preferred stock of such series shall be entitled to receive, in addition to any dividends accrued and unpaid thereon, (a) upon the redemption thereof, plus the premium payable upon redemption, if any; or (b) upon the voluntary liquidation, dissolution or winding up of the Corporation; or (o) upon the involuntary liquidation, dissolution or winding up of the Corporation;

(iv)                              The conversion or exchange rights, if any, of such series, including without limitation, the price of prices, rate or rates, provision for the adjustment thereof (including provisions for protection against the dilution or impairment of such rights), and all other terms and conditions upon which preferred stock constituting such series may be convertible into, or exchangeable for shares of any other class or classes or series;

(v)                                 Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the Corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

(vi)                              Whether the shares of such series shall be subject to the operation of a purchase, retirement, or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(vii)                           The voting rights per share, if any, of each such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series) shall be entitled to vote separately as a single class, upon any merger, share exchange or other transaction of the Corporation, or upon any other matter, including (without limitation) the elections of one or more additional directors of the Corporation in case of dividend arrearage or other specified events; and

(viii)                        Whether the issuance of any additional shares of such series, or of any shares of any other series shall be subject to restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of these articles of incorporation.

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JUN 29 2011	FILED
JUN 29 2011
Administrator
BUREAU OF COMMERCIAL SERVICES

CERTIFICATE OF DESIGNATION

CERTIFICATE OF DESIGNATION

OF

SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

LEVEL ONE BANCORP, INC.

LEVEL ONE BANCORP, INC., a corporation organized and existing under the laws of the State of Michigan (the “Issuer”), in accordance with the provisions of Sections 302 of the Michigan Business Corporation Act thereof, does hereby certify:

The board of directors of the Issuer (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the articles of incorporation and bylaws of the Issuer and applicable law, adopted the following resolution on June 29, 2011 creating a series of 11,301 shares of Preferred Stock of the Issuer designated as “Senior Non-Cumulative Perpetual Preferred Stock, Series A”.

RESOLVED, that pursuant to the provisions of the articles of incorporation and the bylaws of the Issuer and applicable law, a series of Preferred Stock, no par value per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1.    Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Senior Non-Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 11,301.

Part 2.    Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designation to the same extent as if such provisions had been set forth in full herein.

Part 3.             Definitions. The following terms are used in this Certificate of Designation (including the Standard Provisions in Schedule A hereto) as defined below:

(a)                                 “Common Stock” means the common stock, no par value per share, of the Issuer.

(b)                                 “Definitive Agreement” means that certain Securities Purchase Agreement by and between Issuer and Treasury, dated as of the Signing Date.

(c)                                  “Junior Stock” means the Common Stock, and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(d)                                 “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e)                                  “Minimum Amount” means (i) the amount equal to twenty-five percent (25%) of the aggregate Liquidation Amount of Designated Preferred Stock issued on the Original Issue Date or (ii) all of the outstanding Designated Preferred Stock, if the aggregate liquidation preference of the outstanding Designated Preferred Stock is less than the amount set forth in the preceding clause (i).

(f)                                   “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)                                  “Signing Date” means June 30, 2011.

(h)                                 “Treasury” means the United States Department of the Treasury and any successor in interest thereto.

Part 4.    Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, LEVEL ONE BANCORP, INC. has caused this Certificate of Designation to be signed by Patrick J. Fehring, its President and CEO, this 29th day of June, 2011.

LEVEL ONE BANCORP, INC.

By:	/s/ Patrick J. Fehring
Name: Patrick J. Fehring
Title: President & CEO

Schedule A

STANDARD PROVISIONS

Section 1.     General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designation. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer, as set forth below.

Section 2.     Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a)           “Acquiror,” in any Holding Company Transaction, means the surviving or resulting entity or its ultimate parent in the case of a merger or consolidation or the transferee in the case of a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole.

(b)           “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly through one or more intermediaries, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(c)           “Applicable Dividend Rate” has the meaning set forth in Section 3(a).

(d)           “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(e)           “Bank Holding Company” means a company registered as such with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. §1842 and the regulations of the Board of Governors of the Federal Reserve System thereunder.

(f)            “Baseline” means the “Initial Small Business Lending Baseline” set forth on the Initial Supplemental Report (as defined in the Definitive Agreement), subject to adjustment pursuant to Section 3(a).

(g)           “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.

(h)           “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

(i)            “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(j)            “Call Report” has the meaning set forth in the Definitive Agreement.

(k)           “Certificate of Designation” means the Certificate of Designation or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(l)            “Charge-Offs” means the net amount of loans charged off by the Issuer or, if the Issuer is a Bank Holding Company or a Savings and Loan Holding Company, by the IDI Subsidiary(ies) during quarters that begin on or after the Signing Date, determined as follows:

(i)            if the Issuer or the applicable IDI Subsidiary is a bank, by subtracting (A) the aggregate dollar amount of recoveries reflected on line RIAD4605 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line RIAD4635 of its Call Reports for such quarters (without duplication as a result of such dollar amounts being reported on a year-to-date basis); or

(ii)           if the Issuer or the applicable IDI Subsidiary is a thrift, by subtracting (A) the sum of the aggregate dollar amount of recoveries reflected on line VA140 of its Call Reports for such quarters and the aggregate dollar amount of adjustments reflected on line VA150 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line VA160 of its Call Reports for such quarters.

(m)          “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.

(n)           “CPP Lending Incentive Fee” has the meaning set forth in Section 3(e).

(o)           “Current Period” has the meaning set forth in Section 3(a)(i)(2).

(p)           “Dividend Payment Date” means January 1, April 1, July 1, and October 1 of each year.

(q)           “Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date; provided, however, the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date (the “Initial Dividend Period”).

(r)            “Dividend Record Date” has the meaning set forth in Section 3(b).

(s)            “Dividend Reference Period” has the meaning set forth in Section 3(a)(i)(2).

(t)            “GAAP” means generally accepted accounting principles in the United States.

(u)           “Holding Company Preferred Stock” has the meaning set forth in Section 7(c)(v).

(v)           “Holding Company Transaction” means the occurrence of (a) any transaction (including, without limitation, any acquisition, merger or consolidation) the result of which is that a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (i) becomes the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under that Act, of common equity of the Issuer representing more than 50% of the voting power of the outstanding Common Stock or (ii) is otherwise required to consolidate the Issuer for purposes of generally accepted accounting principles in the United States, or (b) any consolidation or merger of the Issuer or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any Person other than one of the Issuer’s subsidiaries; provided that, in the case of either clause (a) or (b), the Issuer or the Acquiror is or becomes a Bank Holding Company or Savings and Loan Holding Company.

(w)          “IDI Subsidiary” means any Issuer Subsidiary that is an insured depository institution.

(x)           “Increase in QSBL” means:

(i)            with respect to the first (1st) Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL set forth in the Initial Supplemental Report (as defined in the Definitive Agreement); and

(ii)           with respect to each subsequent Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL for the Dividend Reference Period for the Current Period.

(y)           “Initial Dividend Period” has the meaning set forth in the definition of “Dividend Period”.

(z)           “Issuer Subsidiary” means any subsidiary of the Issuer.

(aa)         “Liquidation Preference” has the meaning set forth in Section 4(a).

(bb)         “Non-Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by subtracting the Qualifying Portion Percentage from one (1).

(cc)         “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(dd)         “Percentage Change in QSBL” has the meaning set forth in Section 3(a)(ii).

(ee)         “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(ff)          “Preferred Director” has the meaning set forth in Section 7(c).

(gg)         “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(hh)         “Previously Acquired Preferred Shares” has the meaning set forth in the Definitive Agreement.

(ii)           “Private Capital” means, if the Issuer is Matching Private Investment Supported (as defined in the Definitive Agreement), the equity capital received by the Issuer or the applicable Affiliate of the Issuer from one or more non-governmental investors in accordance with Section 1.3(m) of the Definitive Agreement.

(jj)           “Publicly-traded” means a company that (i) has a class of securities that is traded on a national securities exchange and (ii) is required to file periodic reports with either the Securities and Exchange Commission or its primary federal bank regulator.

(kk)         “Qualified Small Business Lending” or “QSBL” means, with respect to any particular Dividend Period, the “Quarter-End Adjusted Qualified Small Business Lending” for such Dividend Period set forth in the applicable Supplemental Report.

(ll)           “Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by dividing (i) the Increase in QSBL for such Dividend Period by (ii) the aggregate Liquidation Amount of then-outstanding Designated Preferred Stock.

(mm)      “Savings and Loan Holding Company” means a company registered as such with the Office of Thrift Supervision pursuant to 12 U.S.C. §1467a(b) and the regulations of the Office of Thrift Supervision promulgated thereunder.

(nn)         “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP applied on a consistent basis, and as measured from the date of the Issuer’s most recent consolidated financial statements prior to the Signing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(oo)           “Signing Date Tier 1 Capital Amount” means $43,200,000.

(pp)           “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designation relating to the Designated Preferred Stock.

(qq)           “Supplemental Report” means a Supplemental Report delivered by the Issuer to Treasury pursuant to the Definitive Agreement

(rr)             “Tier 1 Dividend Threshold” means, as of any particular date, the result of the following formula:

((A + B – C)*0.9) – D

where:

A = Signing Date Tier 1 Capital Amount;

B = the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury;

C = the aggregate amount of Charge-Offs since the Signing Date; and

D = (i) beginning on the first day of the eleventh (11th) Dividend Period, the amount equal to ten percent (10%) of the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury as of the Effective Date (without regard to any redemptions of Designated Preferred Stock that may have occurred thereafter) for every one percent (1%) of positive Percentage Change in Qualified Small Business Lending between the ninth (9th) Dividend Period and the Baseline; and

(ii) zero (0) at all other times.

(ss)             “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Section 7(d) of these Standard Provisions that form a part of the Certificate of Designation, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3.    Dividends.

(a)          Rate.

(i)               The “Applicable Dividend Rate” shall be determined as follows:

(1)                                 With respect to the Initial Dividend Period, the Applicable Dividend Rate shall be one percent (1%).

(2)                                 With respect to each of the second (2nd) through the tenth (10th) Dividend Periods, inclusive (in each case, the “Current Period”), the Applicable Dividend Rate shall be:

(A)                (x) the applicable rate set forth in column “A” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the Dividend Period that was two Dividend Periods prior to the Current Period (the “Dividend Reference Period”) and the Baseline, multiplied by (y) the Qualifying Portion Percentage; plus

(B)                (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage.

In each such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the Dividend Reference Period.

(3)                                 With respect to the eleventh (11th) through the eighteenth (18th) Dividend Periods, inclusive, and that portion of the nineteenth (19th) Dividend Period prior to, but not including, the four and one half (4½) year anniversary of the Original Issue Date, the Applicable Dividend Rate shall be:

(A)                (x) the applicable rate set forth in column “B” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the ninth (9th) Dividend Period and the Baseline, multiplied by (y) the Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period; plus

(B)                (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period.

In such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the ninth (9th) Dividend Period.

(4)                                 With respect to (A) that portion of the nineteenth (19th) Dividend Period beginning on the four and one half (4½) year anniversary of the Original Issue Date and (B) all Dividend Periods thereafter, the Applicable Dividend Rate shall be nine percent (9%).

(5)                                 Notwithstanding anything herein to the contrary, if the Issuer fails to submit a Supplemental Report that is due during any of the second (2nd) through tenth (10th) Dividend Periods on or before the sixtieth (60th) day of such Dividend Period, the Issuer’s QSBL for the Dividend Period that would have been covered by such Supplemental Report shall be zero (0) for purposes hereof.

(6)                                 Notwithstanding anything herein to the contrary, but subject to Section 3(a)(i)(5) above, if the Issuer fails to submit the Supplemental Report that is due during the tenth (10th) Dividend Period, the Issuer’s QSBL for the shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(3) and (4). The Applicable Dividend Rate shall be re-determined effective as of the first day of the calendar quarter following the date such failure is remedied, provided it is remedied prior to the four and one half (4½) anniversary of the Original Issue Date.

(7)                                 Notwithstanding anything herein to the contrary, if the Issuer fails to submit any of the certificates required by Sections 3.1(d)(ii) or 3.1(d)(iii) of the Definitive Agreement when and as required thereby, the Issuer’s QSBL for the shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(2) or (3) above until such failure is remedied.

(ii)           The “Percentage Change in Qualified Lending” between any given Dividend Period and the Baseline shall be the result of the following formula, expressed as a percentage:

(iii)          The following table shall be used for determining the Applicable Dividend Rate:

	The Applicable Dividend Rate shall be:
		Column “B”
	Column “A”	(11th – 18th, and
	(each of the	the first part of the
If the Percentage Change in	2nd – 10th	19th, Dividend
Qualified Lending is:	Dividend Periods)	Periods)
0% or less	5%	7%
More than 0%, but less than 2.5%	5%	5%
2.5% or more, but less than 5%	4%	4%
5% or more, but less than 7.5%	3%	3%
7.5% or more, but less than 10%	2%	2%
10% or more	1%	1%

(iv)          If the Issuer consummates a Business Combination, a purchase of loans or a purchase of participations in loans and the Designated Preferred Stock remains outstanding thereafter, then the Baseline shall thereafter be the “Quarter-End Adjusted Small Business Lending Baseline” set forth on the Quarterly Supplemental Report (as defined in the Definitive Agreement).

(b)           Payment. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to:

(i)            each Dividend Period (other than the Initial Dividend Period) at a rate equal to one-fourth (1/4) of the Applicable Dividend Rate with respect to each Dividend Period on the Liquidation Amount per share of Designated Preferred Stock, and no more, payable quarterly in arrears on each Dividend Payment Date; and

(ii)           the Initial Dividend Period, on the first such Dividend Payment Date to occur at least twenty (20) calendar days after the Original Issue Date, an amount equal to (A) the Applicable Dividend Rate with respect to the Initial Dividend Period multiplied by (B) the number of days from the Original Issue Date to the last day of the Initial Dividend Period (inclusive) divided by 360.

In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. For avoidance of doubt, “payable quarterly in arrears” means that, with respect to any particular Dividend Period, dividends begin accruing on the first day of such Dividend Period and are payable on the first day of the next Dividend Period.

The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designation).

(c)              Non-Cumulative. Dividends on shares of Designated Preferred Stock shall be non-cumulative. If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Designated Preferred Stock in respect of any Dividend Period:

(i)            the holders of Designated Preferred Stock shall have no right to receive any dividend for such Dividend Period, and the Issuer shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Preferred Stock; and

(ii)           the Issuer shall, within five (5) calendar days, deliver to the holders of the Designated Preferred Stock a written notice executed by the Chief Executive Officer and the Chief Financial Officer of the Issuer stating the Board of Directors’ rationale for not declaring dividends.

(d)           Priority of Dividends; Restrictions on Dividends.

(i)            Subject to Sections 3(d)(ii), (iii) and (v) and any restrictions imposed by the Appropriate Federal Banking Agency or, if applicable, the Issuer’s state bank supervisor (as defined in Section 3(r) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may declare and pay dividends on the Common Stock, any other shares of Junior Stock, or Parity Stock, in each case only if (A) after giving effect to such dividend the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold, and (B) full dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid.

(ii)           If a dividend is not declared and paid in full on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of

Common Stock) or Parity Stock; provided, however, that in any such Dividend Period in which a dividend is declared and paid on the Designated Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material breach of a covenant by which the Issuer is bound.

(iii)             When dividends have not been declared and paid in full for an aggregate of four (4) Dividend Periods or more, and during such time the Issuer was not subject to a regulatory determination that prohibits the declaration and payment of dividends, the Issuer shall, within five (5) calendar days of each missed payment, deliver to the holders of the Designated Preferred Stock a certificate executed by at least a majority of the Board of Directors stating that the Board of Directors used its best efforts to declare and pay such dividends in a manner consistent with (A) safe and sound banking practices and (B) the directors’ fiduciary obligations.

(iv)             Subject to the foregoing and Section 3(e) below and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

(v)              If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock.

(e)           Special Lending Incentive Fee Related to CPP. If Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date and the Issuer did not apply to Treasury to redeem such Previously Acquired Preferred Shares prior to December 16, 2010, and if the Issuer’s Supplemental Report with respect to the ninth (9th) Dividend Period reflects an amount of Qualified Small Business Lending that is less than or equal to the Baseline (or if the Issuer fails to timely file a Supplemental Report with respect to the ninth (9th) Dividend Period), then beginning on NA and on all Dividend Payment Dates thereafter ending on NA, the Issuer shall pay to the Holders of Designated Preferred Stock, on each share of Designated Preferred Stock, but only out of assets legally available therefor, a fee equal to 0.5% of the Liquidation Amount per share of Designated Preferred Stock (“CPP Lending Incentive Fee”). All references in Section 3(d) to “dividends” on the Designated Preferred Stock shall be deemed to include the CPP Lending Incentive Fee.

Section 4.     Liquidation Rights.

(a)      Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends on each such share (such amounts collectively, the “Liquidation Preference”).

(b)      Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)      Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d)      Merger, Consolidation and Sale of Assets Is Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5.     Redemption.

(a)        Optional Redemption.

(i)          Subject to the other provisions of this Section 5:

(1)                                 The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding; and

(2)                                 If, after the Signing Date, there is a change in law that modifies the terms of Treasury’s investment in the Designated Preferred Stock or the terms of Treasury’s Small Business Lending Fund program in a materially adverse respect for the Issuer, the Issuer may, after consultation with the Appropriate Federal Banking Agency, redeem all of the shares of Designated Preferred Stock at the time outstanding.

(ii)              The per-share redemption price for shares of Designated Preferred Stock shall be equal to the sum of:

(1)                                 the Liquidation Amount per share,

(2)                                 the per-share amount of any unpaid dividends for the then current Dividend Period at the Applicable Dividend Rate to, but excluding, the date fixed for redemption (regardless of whether any dividends are actually declared for that Dividend Period; and

(3)                                 the pro rata amount of CPP Lending Incentive Fees for the current Dividend Period.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)           No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)           Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)           Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable, but in any event the shares to be redeemed shall not be less than the Minimum Amount. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time, subject to the approval of the Appropriate Federal Banking Agency. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)           Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f)            Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6.      Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7.      Voting Rights.

(a)           General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)           Board Observation Rights. Whenever, at any time or times, dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of five (5) Dividend Periods or more, whether or not consecutive, the Issuer shall invite a representative selected by the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors in connection with such meetings; provided, that the holders of the Designated Preferred Stock shall not be obligated to select such a representative, nor shall such representative, if selected, be obligated to attend any meeting to which he/she is invited. The rights of the holders of the Designated Preferred Stock set forth in this Section 7(b) shall terminate when full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, subject to revesting in the event of each and every subsequent default of the character above mentioned.

(c)           Preferred Stock Directors. Whenever, at any time or times, (i) dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of six (6) Dividend Periods or more, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Designated Preferred Stock is greater than or equal to $25,000,000, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock, voting as a single class, shall have the right, but not the obligation, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than thirty days later, the President of the Company shall promptly call a special meeting for that purpose) and at each subsequent annual meeting of stockholders until full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods; at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(d)           Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the written consent of (x) Treasury if Treasury holds any shares of Designated Preferred Stock, or (y) the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, if Treasury does not hold any shares of Designated Preferred Stock, shall be necessary for effecting or validating:

(i)            Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designation for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii)           Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designation for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(d)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock;

(iii)          Share Exchanges, Reclassifications, Mergers and Consolidations. Subject to Section 7(d)(v) below, any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, that in all cases, the obligations of the Issuer are assumed (by operation of law or by express written assumption) by the resulting entity or its ultimate parent;

(iv)          Certain Asset Sales. Any sale of all, substantially all, or any material portion of, the assets of the Company, if the Designated Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; and

(v)           Holding Company Transactions. Any consummation of a Holding Company Transaction, unless as a result of the Holding Company Transaction each share of Designated Preferred Stock shall be converted into or exchanged for one share with an equal liquidation preference of preference securities of the Issuer or the Acquiror (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Holding Company Preferred Stock on terms that are equivalent to the terms set forth herein, and shall have such other rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that for all purposes of this Section 7(d), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(e)           Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(f)            Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8.      Restriction on Redemptions and Repurchases.

(a)           Subject to Sections 8(b) and (c), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may repurchase or redeem any shares of Capital Stock (as defined below), in each case only if (i) after giving effect to such dividend, repurchase or redemption, the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).

(b)           If a dividend is not declared and paid on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, neither the Issuer nor any Issuer Subsidiary shall, redeem, purchase or acquire any shares of Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Issuer or any Issuer Subsidiary, or any trust preferred securities issued by the Issuer or any Affiliate of the Issuer (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the Designated Preferred Stock and (ii) repurchases of Junior Stock or Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (iii) the acquisition by the Issuer or any of the Issuer Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any other Issuer Subsidiary), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (iv), solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock, (v) redemptions of securities held by the Issuer or any wholly-owned Issuer Subsidiary or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any Issuer Subsidiary required pursuant to binding contractual agreements entered into prior to (x) if Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date, the original issue date of such Previously Acquired Preferred Shares, or (y) otherwise, the Signing Date).

(c)           If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries.

Section 9.      No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10.    References to Line Items of Supplemental Reports. If Treasury modifies the form of Supplemental Report, pursuant to its rights under the Definitive Agreement, and any such modification includes a change to the caption or number of any line item on the

Supplemental Report, then any reference herein to such line item shall thereafter be a reference to such re-captioned or re-numbered line item.

Section 11.    Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 12.    Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 13.    Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 14.    Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

BCS/CD-[ILLEGIBLE] MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS BUREAU OF COMMERCIAL SERVICES Date Received (FOR BUREAU USE ONLY) This document is effective on the date filed, unless a subsequent effective date with in 90 days after received date is stated in the document. Name Joseph B. Hemker Address 200 S. Michigan Avenue, Suite 1100 City State Zip Code Chicago Illinois 60604 EFFECTIVE DATE: Document will be returned to the name and address you enter above. If left blank document will be mailed to the registered office. CERTIFICATE OF CHANGE OF REGISTERED OFFICE AND/OR CHANGE OF RESIDENT AGENT For use by Domestic and Foreign Corporations and Limited Liability Companies (Please read information and instructions on reverse side) Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), Act 162, Public Acts of 1982 (nonprofit corporations), or Act 23, Public Acts of 1993 (limited liability companies), the undersigned corporation on limited liability company executes the following Certificate: 1. The name of the corporation or limited liability company is: Level One Bancorp, Inc. 2. The identification number assigned by the Bureau is: 41500A 3. a. The name of the resident agent on file with the Bureau is: Daniel Davis b. The location of the registered office on file with the Bureau is: 30201 Orchard Lake Road, Suite 165, Farmington Hills , Michigan 48334 (Street Address) (City) (ZIP Code) c. The mailing address of the above registered office on fife with the Bureau is: N/A , Michigan (Street Address of P.O. Box) (City) (ZIP Code) ENTER IN ITEM 4 THE INFORMATION AS IT SHOULD NOW APPEAR ON THE PUBLIC RECORD 4. a. The name of the resident agent is: Gregory A. Wernette b. The address of the registered office is: 30201 Orchard Lake Road, Suite 165, Farmington Hills , Michigan 48334 (Street Address) (City) (ZIP Code) c. The mailing address of the registered office IF DIFFERENT THAN 4B is: N/A , Michigan (Street Address or P.O. Box) (City) (ZIP Code) 5. The above changes were authorized by resolution duly adopted by: 1. ALL CORPORATIONS: Its Board of Directors; 2. PROFIT CORPORATIONS ONLY: the resident agent if only the address of the registered office is changed, in which case a copy of this statement has been mailed to the corporation; 3. LIMITED LIABILITY COMPANIES: an operating agreement, [ILLEGIBLE] vote of a majority of the members pursuant to section 502(1), managers pursuant to section 405, or the resident agent if only the address of the registered office is changed. 6. The corporation or limited liability company further states that the address of its registered office and the address of its resident agent, as changed, are identical. Signature Type or Print Name and Title or Capacity Date Signed [ILLEGIBLE] Patrick J. Fehring/President May18, 2011

CSCL/CD-2500 (01/15)

DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS
PROFIT CORPORATION INFORMATION UPDATE
2015

Due May 15, 2015 **File Online at www.michigan.gov/fileonline**

Identification Number	Corporation name
41500A	LEVEL ONE BANCORP, INC.

Resident agent name and mailing address of the registered office
GREGORY A WERNETTE
32991 HAMILTON COURT
FARMINGTON HILLS MI 48334

FILED
FEB 10 2015
CORPORATIONS DIVISION

RECEIVED
FEB - 3 2015
LARA $25.00

For Bureau use only
Fee Received
- ☐ $25 before May 16
- ☐ $35 (May 16 - 31)
- ☐ $45 (June 1 - 30)
- ☐ $55 (July 1 - 31)
- ☐ $65 (Aug 1 - 31)
- ☐ $75 after August 31

The address of the registered office
~~30201 ORCHARD LAKE RD STE 165~~ 32991 HAMILTON CT
FARMINGTON HILLS MI 48334

☐ To certify there are no changes from your previous filing check this box and proceed to Item 6.
If the resident agent and/or registered office has changed complete Items 1-6.
If only officer and director information has changed complete Items 4-6.

1. Mailing address of registered office in Michigan (may be a P.O. Box)
32991 HAMILTON CT., FARMINGTON HILLS, MI

2. Resident Agent
GREGORY WERNETTE

3. The address of the registered office in Michigan (a P.O. Box may not be designated as the address of the registered office)
32991 HAMILTON CT., FARMINGTON HILLS, MI 48334

4. Describe the general nature and kind of business in which the corporation is engaged:
COMMERCIAL BANKING

5.

		NAME	BUSINESS OR RESIDENCE ADDRESS
	President (Required)	PATRICK FEHRING	32991 HAMILTON CT. FARM HLS
If different than President	Secretary (Required)	GREGORY WERNETTE	↓
	Treasurer (Required)	DAVID WALKER	
	Vice - President		
If different than Officers	Director	THOMAS FABBRI	
	Director	SHUKRI DAVID	
	Director	JAMES BELLINSON	↓

6. Signature of authorized officer or agent	Title	Date	Phone (Optional)
[signature]	EVP, CHIEF LENDING OFFICER	1/23/2015	

Filing fee $25

Report due May 15, 2015.

If received after May 15, penalty fees will be assessed.

File online at www.michigan.gov/fileonline
or mail your completed report with a check or money order payable to the State of Michigan.
Return to: Corporations Division
P.O. Box 30481
Lansing, MI 48909
(517) 241-6470

JI

If more space is needed additional pages may be included. Do not staple any items to report. This report is required by Section 911, Act 284, Public Acts of 1972, as amended. Failure to file this report may result in the dissolution of the corporation. Late filing will result in penalty fees.